Exhibit 99
NEWS RELEASE
For Immediate Release
Contact: Chad Hyslop (208) 331-8400
info@americanecology.com     www.americanecology.com

AMERICAN ECOLOGY ANNOUNCES
$0.15 PER SHARE QUARTERLY DIVIDEND

BOISE, Idaho, January 3, 2006 - American Ecology Corporation [NASDAQ:ECOL] today announced that shareholders of record on January 2, 2006 will receive a $0.15 per common share dividend paid on January 13, 2006. The Company paid $0.15 per share dividends in October and July 2005, and a $0.25 per share dividend in October 2004.

On September 30, 2005 the Company reported approximately 17,636,000 common shares outstanding. The Company estimates that approximately $2.6 million in cash will be paid out for the declared quarterly dividend. At September 30, 2005 the Company reported $23.8 million in cash and short-term investments on hand.

American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions, refineries and chemical manufacturing facilities. Headquartered in Boise, Idaho, American Ecology is the oldest radioactive and hazardous waste services company in the United States.

This press release contains forward-looking statements that are based on management’s current expectations, beliefs, and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the Company will successfully implement its growth plan or declare or pay future quarterly dividends. While the Company intends to pay quarterly dividends, payment of any future dividend is contingent upon the Company’s continued compliance with all terms and conditions of the Amended and Restated Credit Agreement with its primary bank. No assurance can be given that the Company will continue to comply with this Agreement in order to pay dividends in future periods. For information on other factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

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